AGREEMENT

The following are the terms and conditions for Southeast Financial Holdings, Inc. providing consulting Services to the management and directors of National Bank of Gainesville Bancorp., Inc.

I. SERVICES AND DUTIES

(A) Timetables
Southeast Financial Holdings, Inc. will advise the management and Board of Directors of National Bank of Gainesville Bancorp, Inc. on the establishment of a comprehensive plan for the development and execution of the company's stock offering. Southeast Financial Holdings, Inc. will assist the bank's management in establishing a computer database that will enable the bank's management and directors to gage the progress of the capital raising campaign on a daily basis.

(B) Coodination of Media Campaigns

Public Relations (Free Advertising)
Southeast Financial Holdings, Inc. will prepare written news releases regarding the bank as well as the officers and directors. These releases, which are subject to approval, are intended to enhance interest in the bank.

Media Announcements (Paid Advertising)
Southeast Financial Holdings, Inc. will prepare all layout and design work for the bank's "tombstone" announcements with coupons, and will advise on placement and related marketing factors, such as location in newspaper, style of announcement, and announcement identification techniques.

(C) Marketing Overview
Southeast Financial Holdings, Inc. will advise management (Monday through Friday, weekends if necessary) how best to coordinate all aspects of the company's marketing campaign, including advice as to proven marketing techniques which have been successful in other Denovo bank stock offerings. Southeast Financial Holdings, Inc. will make sure the bank's management and directors are committed to the marketing campaign, as this is an essential point to a timely completion of the stock sale. Recommendations will be made on how to allocate each director's fund raising responsibilities. Advice will be offered to all officers and directors as to proven marketing techniques that will enable them to maximize their efforts. Included will be suggested letters and notices. Investor meetings, including open houses, breakfast meetings, luncheon meetings and cocktail receptions are the best settings for introducing the bank to potential investors.

(D) IRA, KEOGH, Pension and Profit Sharing Suitability
Southeast Financial Holdings, Inc. will work with the officers and management of the bank in processing all retirement account purchases shares through the various types of retirement accounts that potential investors may have already established. If potential investors wish to use retirement funds to invest in the bank's stock, but do not have a retirement account or have a custodian that will not process this type of transaction, then Southeast Financial Holdings, Inc. will seek out those retirement custodians who will allow such a transaction. Southeast Financial Holdings, Inc. will oversee all retirement account transactions to ensure they are properly initiated and completed.

(E) No solicitation activities
Southeast Financial Holdings, Inc. understands and agrees that So Southeast Financial Holdings, Inc. has not been engaged to undertake any offering, selling, or solicitation activity with respect to the initial public offering of common stock of National Bank of Gainesville Bancorp, Inc. Southeast Financial Holdings, Inc. understands and agrees that all such offering, selling, and solicitation activity is to be conducted exclusively by the officers and directors of National Bank of Gainesville Bancorp, Inc. and by any duly licensed selling agent that may be engaged by National Bank of Gainesville, Inc.

II. FEE ARRANGEMENT

(A) Southeast Financial Holdings, Inc, will be paid the sum of $5000,00 upon the acceptance of this Agreement; thereafter Southeast Financial Holdings, Inc. will receive the sum of $15000.00 per month (paid upon the 23rd of the month) unless terminated by National Bank of 'Gainesville Bancorp, Inc., for the term of this Agreement or until the Agreement is terminated as provided herein.

(B) National Bank of Gainesville Bancorp, Inc. agrees to reimburse reasonable expenses in connection with this assignment. These expenses will be presented to the bank on a monthly basis. Attachment A, a part of this Agreement, defines the reimbursement policy to be followed. Total expenses will not exceed $500.00 per month.

III. TERM OF AGREEMENT
This Agreement shall begin 10/23/2000, and shall end 11/23/2000. This contract may be extended at the Bank's discretion.

The undersigned agree to the terms and conditions as outlined in this Agreement.

/S/ Lee Bradley
Lee Bradley, President
Southeast Financial Holdings, Inc.

/S/ Gary Anderson
Gary Anderson, President,
National Bank of Gainesville Bancorp, Inc.

ATTACHMENT A

MEALS
Up to $25 per day per person with receipts attached to expense reports. Meals with Company representatives or potential investors approved in advance by the Company's chief executive officer client are reimbursable in addition to the base amount.

MILEAGE/AIRFARE
$.32 per mile on direct business related travel with personal cars. All mileage is to be logged on a daily basis on expense reports. Local travel to and from the Company's office is not reimbursable. When traveling by air, the lowest cost available will be used.

LODGING
the lowest cost alternative to the Company will be used commensurate with safety and cleanliness for our staff.